                                                               EXHIBIT (d)(7)(i)

                                   SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                     JULIUS BAER INVESTMENT MANAGEMENT, INC.

     SERIES                                                            ANNUAL SUB-ADVISER FEE
     ------                                                            ----------------------
                                                           (as a percentage of average daily net assets)
ING Foreign Fund                                                    0.45% on first $500 million;
                                                                         0.40% thereafter*

* For purposes of calculating fees under this Agreement, the assets of the series shall be aggregated with the assets of the ING Julius Baer Foreign Portfolio, which is not a party to this agreement. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to the series and their respective Adviser based on relative net assets.